Exhibit 8.1

List of principal subsidiaries

The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest (if different) in, our principal operating subsidiaries and other principal interests as of February 28, 2007.

Name of Subsidiaries and other principal interests	Country of incorporation	Percentage ownership/ voting interest

KPN B.V.:	The Netherlands	100.0
• KPN EuroRings B.V.	The Netherlands	100.0
• Infonet Nederland B.V.	The Netherlands	100.0
• XS4ALL Holding B.V.	The Netherlands	100.0
• KPN Telecom Retail B.V.	The Netherlands	100.0
• KPN HotSpots B.V.	The Netherlands	100.0
• Telfort B.V.	The Netherlands	100.0
• Sympac B.V.	The Netherlands	100.0

KPN Telecommerce B.V.:	The Netherlands	100.0
• KPN Consumer Internet and Media Services B.V.	The Netherlands	100.0

KPN Mobile Holding B.V.:	The Netherlands	100.0
• E-Plus Mobilfunk GmbH & Co.KG	Germany	22.5
• KPN Mobile N.V.:	The Netherlands	100.0
- KPN Mobile International B.V.	The Netherlands	100.0
- BASE N.V./S.A.	Belgium	100.0
- E-Plus Mobilfunk GmbH & Co.KG	Germany	77.5